Exhibit 99.1

News Release
The Boeing Company
100 North Riverside Plaza
Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Double-Digit Growth in Revenue, Earnings and Cash Flow

•	First-quarter EPS increased 33 percent to $0.88 as net income grew 29 percent to $692 million

•	Revenue grew 12 percent to $14.3 billion while operating cash flow increased 46 percent to $2.1 billion

•	Earnings from operations rose 40 percent to $959 million

•	Backlog rose 42 percent to a record $213 billion

•	2006 and 2007 outlook reaffirmed, reflecting commercial airplane market strength and company-wide growth and productivity initiatives

Table 1. Summary Financial Results

	1st Quarter		Change
(Millions, except per share data)	2006	2005
Revenues	$14,264	$12,681	12%
Earnings From Operations	$959	$687	40%
Operating Margin	6.7%	5.4%	1.3 Pts
Reported Net Income	$692	$535	29%
Reported Earnings per Share	$0.88	$0.66	33%
Operating Cash Flow (after pension contributions)	$2,055	$1,405	46%

CHICAGO, April 26, 2006 — The Boeing Company [NYSE: BA] today reported double-digit increases in its first-quarter financial performance and reaffirmed its 2006 and 2007 guidance, emphasizing its outlook for continued revenue and margin growth and strong cash flow.

Boeing’s first-quarter net income rose 29 percent to $692 million from $535 million a year ago, and earnings per share rose 33 percent to $0.88 per share from $0.66 per share last year. First-quarter results include a benefit of $0.03 per share due to tax settlements. Last year’s results included a tax benefit of $0.14 per share, a charge of $0.07 per share related to divestitures, and a benefit of $0.02 per share due to a change in accounting method. Without those items, adjusted earnings per share* grew 49 percent from $0.57 in the first quarter of 2005. Reconciliations of GAAP earnings per share to adjusted earnings per share* are attached to this release.

Revenue for the quarter increased 12 percent to $14.3 billion from $12.7 billion, operating cash flow grew 46 percent to $2.1 billion and the company’s operating margin rose to 6.7 percent from 5.4 percent.

“Strong overall performance, combined with a significant increase in commercial airplane deliveries, drove this quarter’s results,” said Chairman, President, and Chief Executive Jim McNerney. “Going forward, our strong market position and continued focus on growth and productivity should enable us to deliver financial results that reflect the quality of our people and our technologies.”

Boeing’s backlog at quarter end was a record $213 billion, up 42 percent from a year ago and 4 percent in the quarter. The growth primarily reflects the record 1,002 commercial airplane orders won during 2005 and the additional 176 orders received during the first quarter of 2006.

Free cash flow* grew 50 percent to $1.6 billion for the quarter after an investment of $0.4 billion in property, plant & equipment and a discretionary contribution of $0.5 billion in the company’s pension plans (Table 2).

Table 2. Cash Flow

	1st Quarter
(Millions)	2006	2005
Operating Cash Flow [1]	$2,055	$1,405
Less Additions to Property, Plant & Equipment	($412)	($307)

Free Cash Flow*	$1,643	$1,098

1 Includes pension contributions of $0.5 billion in the first quarter of each of 2006 and 2005.

* A definition of Boeing's non-GAAP measures, identified by an asterisk (*), is appended to this release.

Boeing’s cash and investments in marketable securities totaled $9.8 billion at quarter’s end, up 17 percent from $8.4 billion at the end of the previous quarter (Table 3) and up 56 percent from $6.3 billion at the end of the first quarter 2005. This reflected strong operating cash flow partially offset by the ongoing share repurchase program, pension plan contributions, and planned investments in Boeing’s core businesses. The company repurchased 5.5 million shares during the quarter for $404 million, leaving 18.9 million shares available under the existing repurchase authorization.

The Boeing Company debt increased by $0.3 billion from the end of the fourth quarter to $4.2 billion due to an increase in capital lease obligations classified as debt. Boeing Capital Corporation debt was unchanged at $6.2 billion as strong portfolio cash flows funded modest new customer financing requirements.

Boeing’s strong cash flow, balance sheet and liquidity led Moody’s to raise its ratings of Boeing and Boeing Capital debt securities during the quarter. The short term rating is now P1 and the long term rating is now A2, with a stable outlook.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	1Q06	4Q05
Cash	$6.8	$5.4
Marketable Securities[1]	$3.0	$3.0

Total	$9.8	$8.4
Debt Balances:
The Boeing Company	$4.2	$3.9
Boeing Capital Corporation	$6.2	$6.2
Non-Recourse Customer Financing	$0.6	$0.6

Total Consolidated Debt	$11.0	$10.7

1 Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.”

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes’ (BCA) first quarter revenues increased 48 percent to $7.1 billion on 40 percent growth in airplane deliveries (Table 4). Operating earnings rose 81 percent and operating margins increased to 10.0 percent, reflecting higher revenues, favorable model mix and productivity improvements, which more than exceeded planned increases in research and development expense.

The 787 Dreamliner program continued to make outstanding progress, while capturing an additional 54 firm orders during the quarter. In the two years from its launch, 26 customers have booked 350 firm orders for the new airplane.

BCA’s contractual backlog increased 6 percent to $132 billion, reflecting 176 net orders during the quarter. BCA’s backlog is up 107 percent from the end of the same quarter last year, driven by record orders in 2005 and continued strong order activity in the first quarter of 2006.

Table 4. Commercial Airplanes Operating Results

	1st Quarter		% Change
(Millions, except deliveries & margin percent)	2006	2005
Commercial Airplanes Deliveries	98	70	40%
Revenues	$7,053	$4,760	48%
Earnings from Operations	$703	$388	81%
Operating Margins	10.0%	8.2%	1.8 Pts

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) produced another quarter of double-digit operating margins, delivering 11.4 percent profitability on $7.2 billion of revenue (Table 5). Strong execution in both the Precision Engagement and Mobility Systems and Support Systems segments drove these results. Revenue declined 6 percent from a year ago as Support Systems’s 10 percent revenue growth was offset by lower volume in Proprietary and commercial satellite programs, strike-delayed launches, and the August 2005 sale of our Rocketdyne business.

As previously announced, IDS has reorganized into three new business segments to more effectively address evolving customer requirements for capability-driven solutions, and improve productivity. Selected results for 2005 have been recast to reflect the new structure and are attached to this release.

In Precision Engagement and Mobility Systems, IDS continues to deliver aircraft and weapons systems to meet our customers’ needs while improving profitability. Revenue was $3.1 billion for the quarter with operating margins of 15.1 percent. Higher deliveries on Apache and T-45 and strong performance across key programs such as C-17, F/A-18 and Rotorcraft drove improved margin performance, while revenue declined by 2 percent due to fewer planned milestone completions on 737 Airborne Early Warning & Control.

In Network and Space Systems, IDS achieved significant milestones on several key development programs. First-quarter revenue was $2.8 billion, a decrease of 15 percent from the first quarter of 2005 due to lower volume in Proprietary and Commercial satellite programs, and the Rocketdyne sale, partially offset by higher

Table 5. Integrated Defense Systems Operating Results

	1st Quarter		% Change
(Millions, except margin percent)	2006	2005
Revenues
Precision Engagement & Mobility Systems	$3,147	$3,214	(2%	)
Network & Space Systems	$2,752	$3,222	(15%	)
Support Systems	$1,287	$1,170	10%

Total IDS Revenues	$7,186	$7,606	(6%	)
Earnings from Operations
Precision Engagement & Mobility Systems	$475	$384	24%
Network & Space Systems	$152	$296	(49%	)
Support Systems	$190	$170	12%

Total IDS Earnings from Operations	$817	$850	(4%	)
Operating Margins	11.4%	11.2%	0.2 Pts

volume on the Future Combat System program. Operating margins decreased compared to the same quarter of 2005 due in part to higher cost estimates to complete work on Delta IV and a military satellite program, and partly due to benefits in 2005 that were not part of 2006 results, including higher contract values for Delta IV and the gain from the sale of Electron Dynamic Devices (EDD).

Support Systems revenues rose 10 percent to $1.3 billion while operating margins grew to 14.8 percent due to continued outstanding performance on its broad portfolio of services and logistics programs. These results were driven by increased volume in Integrated Logistics programs supporting C-17 and F/A-18, and Training Systems & Services programs supporting F-15.

IDS’s industry-leading backlog remained stable at $80.6 billion, comprised of $42.3 billion contractual and $38.3 billion unobligated.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continued to support the operations of Boeing’s business units and manage portfolio risk. Despite consistent revenues, pre-tax income rose 59 percent to $70 million primarily on reduced expenses for operations, asset impairments and aircraft redelivery (Table 6). BCC’s quarter-end portfolio balance was $9.0 billion, down $0.2 billion from the end of the previous quarter and down $0.4 billion from the first quarter of 2005 as normal portfolio run-off and depreciation exceeded new business volume. These factors, combined with solid performance, allowed BCC to return $50 million in cash dividends and capital to Boeing during the quarter and more than $1 billion in the past 24 months. BCC leverage was down slightly to 4.9-to-1, as measured by the ratio of debt-to-equity.

Table 6. Boeing Capital Corporation Operating Results

	1st Quarter		% Change
(Millions)	2006	2005
Revenues	$237	$237	0%
Pre-Tax Income	$70	$44	59%

Additional Information

The “Other” segment consists primarily of Boeing Technology and Connexion by Boeing®, as well as certain results related to the consolidation of all business units. For the first quarter, losses from operations softened slightly to $61 million from $75 million last year.

Pre-tax (non-cash) pension expense for the quarter was $190 million, down $33 million or $0.03 per share from the same period of 2005 which included a pre-tax, non-cash pension charge of $69 million from the EDD sale. Share-based-plans expense was $202 million, down $43 million from the same period of 2005. Deferred stock compensation expense was $109 million, or $0.09 per share, as Boeing’s stock price rose 11 percent during the quarter.

Outlook

The company’s financial guidance for 2006 and 2007 is reaffirmed. The company is forecasting solid growth in 2006 and 2007 that reflects continued strong performance from its core businesses, higher commercial airplane deliveries and company-wide productivity gains (Table 7).

Boeing’s 2006 revenue is expected to be approximately $60 billion. Revenue guidance for 2007 is reaffirmed to be between $63.5 billion to $64.5 billion. Earnings per share for 2006 is expected to be between $3.25 and $3.45. Boeing also reaffirms its EPS guidance of between $4.10 and $4.30 per share for 2007. The company is maintaining its operating cash flow guidance for 2006 and 2007 at greater than $5.5 billion each year.

The current guidance doesn’t reflect the impact of the pending United Launch Alliance (ULA) transaction. Network & Space Systems revenue guidance for 2006 includes approximately $1 billion for business planned to be part of ULA. Upon completion of the transaction, Boeing will use the equity method of accounting for the joint venture, recognizing Boeing’s proportionate share of the venture’s earnings in the Network & Space Systems segment.

The commercial airplane outlook is very strong. The 2006 delivery forecast remains at approximately 395 airplanes, 36 percent higher than in 2005, and deliveries in 2007 are expected to increase to between 440 and 445 airplanes. Commercial Airplanes’ revenue for 2006 is expected to be approximately $27.5 billion, with operating margins greater than 9 percent, while revenue for 2007 is expected to be between $29.5 billion to $30.5 billion, with operating margins greater than 10 percent. The 2006 delivery forecast is sold out, and the forecast for 2007 is more than 98 percent sold out.

IDS revenue guidance is also reaffirmed at approximately $31.5 billion, with operating margins of approximately 10.5 percent for 2006. For 2007, IDS expects 2 to 5 percent revenue growth and operating margins above 10.5 percent.

Reflecting the new IDS segment structure, Precision Engagement & Mobility Systems expects revenues of approximately $14 billion and operating margins of approximately 13 percent in 2006, with a moderate growth outlook for 2007 and operating margins continuing in the low double-digit range. Network & Space Systems expects revenues of approximately $11.5 billion and margins of approximately 6 percent, with a moderate growth outlook for 2007 and operating margins in the high single digits. Support Systems expects revenue to be approximately $6 billion in 2006 with operating margins of about 13.5 percent, followed by moderate revenue growth in 2007 and operating margins continuing in the low double-digit range.

Boeing’s research and development outlays are forecast between $2.6 billion and $2.8 billion in 2006 and between $2.7 billion and $2.9 billion in 2007, reflecting continued investment in planned product development programs such as the 787 and 747-8. Annual capital expenditures should be approximately $1.6 billion in 2006 and $1.5 billion in 2007.

The company’s non-cash pension expense is expected to be approximately $1 billion for 2006 and for 2007. Pension cash funding is expected to be approximately $500 million in each of those years; the planned funding for 2006 was completed in the first quarter. The company will continue to evaluate making additional discretionary contributions to its pension plans.

Table 7. Financial Outlook

(Billions, except per share data)	2006	2007
The Boeing Company
Revenues	~$60	$63.5—$64.5
Earnings Per Share (GAAP)	$3.25— $3.45	$4.10—$4.30
Operating Cash Flow[1]	> $5.5	> $5.5
Boeing Commercial Airplanes
Airplane Deliveries	~395	440—445
Revenues	~$27.5	$29.5—$30.5
Operating Margin	> 9%	> 10%
Integrated Defense Systems
Revenues
Precision Engagement & Mobility	~$14.0	Moderate Growth
Network & Space Systems	~$11.5	Moderate Growth
Support Systems	~$6.0	Moderate Growth

Total IDS Revenues	~$31.5	2%—5% Growth
Operating Margin
Precision Engagement & Mobility	~13%	Low Double Digit
Network & Space Systems	~6%	High Single Digit
Support Systems	~13.5%	Low Double Digit

Total IDS Operating Margin	~10.5%	> 10.5%
Boeing Capital Corporation
Portfolio Size	Flat	Flat
Revenue	~$0.9	$0.9
Return on Assets	> 1%	> 1%
Research & Development	$2.6—$2.8	$2.7—$2.9
Capital Expenditures	~$1.6	$1.5

1 After forecast pension contributions of $0.5 billion in each of 2006 and 2007.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently. The following definitions are provided for free cash flow and adjusted earnings per share.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Adjusted earnings per share

Adjusted earnings per share is defined as diluted earnings per share computed in accordance with GAAP adjusted for certain significant charges or credits. Management believes adjusted earnings per share are important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Significant charges or credits are described in the attachments to this release which provide reconciliations between GAAP earnings per share and adjusted earnings per share.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of our growth and productivity initiatives, our 2006 and 2007 financial outlook and the benefits of the new IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005.

# # #

Cxxxx

Contact:

Investor	Relations: David Dohnalek or Rob Young (312) 544-2140
Communications:	John Dern or Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Three months ended March 31
	2006	2005
Sales of products	$12,202	$10,485
Sales of services	2,062	2,196

Total revenues	14,264	12,681

Cost of products	(9,618)	(8,524)
Cost of services	(1,786)	(1,859)
Boeing Capital Corporation interest expense	(90)	(89)

Total costs and expenses	(11,494)	(10,472)

	2,770	2,209
Income from operating investments, net	20	16
General and administrative expense	(1,081)	(1,071)
Research and development expense	(748)	(492)
(Loss)/gain on dispositions, net	(2)	25

Earnings from operations	959	687
Other income/(expense), net	86	(16)
Interest and debt expense	(69)	(87)

Earnings before income taxes	976	584
Income tax expense	(284)	(70)

Net earnings before cumulative effect of accounting change	692	514
Cumulative effect of accounting change, net of taxes		21

Net earnings	$692	$535

Basic earnings per share before cumulative effect of accounting change	$0.90	$0.65
Cumulative effect of accounting change, net of taxes		0.02

Basic earnings per share	$0.90	$0.67

Diluted earnings per share before cumulative effect of accounting change	$0.88	$0.64
Cumulative effect of accounting change, net of taxes		0.02

Diluted earnings per share	$0.88	$0.66

Cash dividends paid per share	$0.30	$0.25

Weighted average diluted shares (millions)	791.8	806.8

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	March 31 2006	December 31 2005
Assets
Cash and cash equivalents	$6,781	$5,412
Short-term investments	576	554
Accounts receivable, net	5,019	5,246
Current portion of customer financing, net	354	367
Deferred income taxes	2,406	2,449
Inventories, net of advances and progress billings	7,627	7,940

Total Current Assets	22,763	21,968
Customer financing, net	9,607	9,639
Property, plant and equipment, net of accumulated depreciation of $11,577 and $ 11,272	8,891	8,420
Goodwill	1,922	1,924
Prepaid pension expense	13,525	13,251
Other acquired intangibles, net	850	875
Deferred income taxes	161	140
Investments	2,754	2,852
Other assets, net of accumulated amortization of $223 and $ 204	935	989

	$61,408	$60,058

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$16,719	$16,513
Advances and billings in excess of related costs	10,018	9,930
Income taxes payable	684	556
Short-term debt and current portion of long-term debt	1,967	1,189

Total current liabilities	29,388	28,188
Deferred income taxes	2,219	2,067
Accrued retiree health care	6,022	5,989
Accrued pension plan liability	2,953	2,948
Deferred lease income	252	269
Long-term debt	9,057	9,538
Shareholders’ equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; Shares issued – 1,012,261,159 and 1,012,261,159	5,061	5,061
Additional Paid in Capital	4,643	4,371
Treasury shares, at cost 211,957,189 and 212,090,978	(11,217)	(11,075)
Retained earnings	17,953	17,276
Accumulated other comprehensive loss	(1,808)	(1,778)
ShareValue Trust Shares – 39,753,494 and 39,593,463	(3,115)	(2,796)

Total shareholders’ equity	11,517	11,059

	$61,408	$60,058

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31	Three months ended March 31
(Dollars in millions)	2006	2005
Cash flows - operating activities:
Net earnings	$692	$535
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items:
Share-based plans expense	202	245
Depreciation	350	332
Amortization of other acquired intangibles	19	23
Amortization of debt discount/premium and issuance costs	3	7
Pension expense	190	223
Investment/asset impairment charges, net	(2)	58
Customer financing valuation provision	(1)	4
Loss/(gain) on dispositions, net	2	(25)
Other charges and credits, net	43	36
Excess tax benefits from share-based payment arrangements	(41)	(22)
Changes in assets and liabilities –
Accounts receivable	78	(695)
Inventories, net of advances and progress billings	387	383
Accounts payable and other liabilities	271	496
Advances in excess of related costs	88	101
Income taxes receivable, payable and deferred	310	34
Deferred lease income	(17)	(30)
Prepaid pension expense	(503)	(455)
Other acquired intangibles, net	(5)
Accrued retiree health care	33	24
Customer financing, net	(20)	65
Other	(24)	66

Net cash provided by operating activities	2,055	1,405

Cash flows - investing activities:
Discontinued operations customer financing, reductions		1
Property, plant and equipment, additions	(412)	(307)
Property, plant and equipment, reductions		29
Proceeds from dispositions	117	76
Contributions to investments	(542)	(822)
Proceeds from investments	641	736

Net cash used by investing activities	(196)	(287)

Cash flows - financing activities:
Debt repayments	(29)	(372)
Stock options exercised	139	61
Excess tax benefits from share-based payment arrangements	41	22
Common shares repurchased	(404)	(495)
Dividends paid	(240)	(208)

Net cash used by financing activities	(493)	(992)

Effect of exchange rate changes on cash and cash equivalents	3

Net increase in cash and cash equivalents	1,369	126
Cash and cash equivalents at beginning of year	5,412	3,204

Cash and cash equivalents at end of year	$6,781	$3,330

Non-cash investing and financing activities:
Capital lease obligations incurred	$356

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

(Dollars in Millions)	Three months ended March 31
	2006	2005
Sales and other operating revenues:
Commercial Airplanes	$7,053	$4,760
Integrated Defense Systems:
Precision Engagement and Mobility Systems	3,147	3,214
Network and Space Systems	2,752	3,222
Support Systems	1,287	1,170

Total Integrated Defense Systems	7,186	7,606
Boeing Capital Corporation	237	237
Other	87	66
Accounting differences/eliminations	(299)	12

Sales and other operating revenues:	14,264	12,681

Earnings from operations:
Commercial Airplanes	703	388
Integrated Defense Systems:
Precision Engagement and Mobility Systems	475	384
Network and Space Systems	152	296
Support Systems	190	170

Total Integrated Defense Systems	817	850
Boeing Capital Corporation	70	44
Other	(61)	(75)
Accounting differences/eliminations	(177)	(181)
Share-based plans expense	(202)	(245)
Unallocated expense	(191)	(94)

Earnings from operations:	959	687
Other income/(expense), net	86	(16)
Interest and debt expense	(69)	(87)

Earnings before income taxes	976	584
Income tax expense	(284)	(70)

Net earnings before cumulative effect of accounting change	692	514
Cumulative effect of accounting change, net of tax		21

Net earnings	$692	$535

Research and development expense:
Commercial Airplanes	$530	$291
Integrated Defense Systems:
Precision Engagement and Mobility Systems	106	94
Network and Space Systems	77	78
Support Systems	23	18

Total Integrated Defense Systems	206	190
Other	12	11

Total research and development expense	$748	$492

	Three months ended March 31
Accounting differences/eliminations	2006	2005
Pension	$(102)	$(132)
Post-retirement	(16)	(31)
Capitalized interest	(19)	(15)
Pre-modification aircraft elimination		13
Other	(40)	(16)

Total	$(177)	$(181)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Three months ended March 31
Commercial Airplanes	2006		2005
717	2	(2)	3	(1)
737 Next-Generation	72		54
747	4		3
757			1
767	3		1
777	17		8

Total	98		70

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, by parentheses.

Integrated Defense Systems
Precision Engagement and Mobility Systems
Chinook International New Builds
Apache (New Builds)	9		5
F/A-18E/F	10		10
T-45TS	4		2
F-15
C-17	4		4
C-40			1

Network and Space Systems

Delta II			1
Delta IV
Commercial and Civil Satellites			1
Military Satellites

Contractual backlog (Dollars in billions)	March 31 2006		December 31 2005
Commercial Airplanes	$131.5		$124.1
Integrated Defense Systems:
Precision Engagement and Mobility Systems	25.2		21.8
Network and Space Systems	8.8		6.3
Support Systems	8.3		8.4

Total Integrated Defense Systems	42.3		36.5

Total contractual backlog	$173.8		$160.6

Unobligated backlog	$38.8		$44.6

Total backlog	$212.6		$205.2

Workforce	154,000		153,000

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

Dollars in millions except per share data	Three months ended March 31
	2006		2005
GAAP Diluted earnings per share	$0.88		$0.66
Asset Dispositions/Divestitures			0.07	c
Income tax adjustments	(0.02	)a	(0.14	)d
Cumulative effect of Accounting Change, Net of Taxes			(0.02	)e
Interest associated with income tax benefits	(0.01	)b

Adjusted earnings per share, “Core Earnings” per share	$0.85		$0.57
Weighted average diluted shares (millions)	791.8		806.8

a	Represents benefit primarily from a state income tax audit settlement.

b	Represents interest associated with income tax refunds.

c	Represents the net earnings per share impact including pension and other post-retirement benefits on the sale of EDD as well as charges related to our venture capital investments. The per share amount for the first quarter is presented net of income taxes at 36.8%.

d	Represents primarily a change in valuation allowances related to foreign deferred tax assets.

e	Represents the cumulative effect of accounting change for share forfeitures related to the adoption of SFAS No. 123 (revised 2004) Share-Based Payment.

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

(Dollars in millions)	Three months ended March 31 2005	Three months ended June 30 2005	Three months ended September 30 2005	Three months ended December 31 2005
Sales and other operating revenues:
Commercial Airplanes	$4,760	$6,448	$4,623	$5,534
Integrated Defense Systems:
Precision Engagement and Mobility Systems	3,214	3,511	3,031	3,754
Network and Space Systems	3,222	3,110	3,036	2,886
Support Systems	1,170	1,183	1,401	1,588

Total Integrated Defense Systems	7,606	7,804	7,468	8,228
Boeing Capital Corporation	237	261	230	238
Other	66	466	55	70
Accounting differences/eliminations	12	(295)	(21)	(169)

Sales and other operating revenues	$12,681	$14,684	$12,355	$13,901

Net earnings from continuing operations:
Commercial Airplanes	$388	$475	$238	$330
Integrated Defense Systems:
Precision Engagement and Mobility Systems	384	443	407	521
Network and Space Systems	296	200	712	191
Support Systems	170	178	192	225

Total Integrated Defense Systems	850	821	1,311	937
Boeing Capital Corporation	44	120	28	40
Other	(75)	(110)	(105)	(73)
Accounting differences/eliminations	(181)	(154)	(281)	(372)
Share-based plans expense	(245)	(201)	(246)	(160)
Unallocated expense	(94)	(133)	(182)	(158)

Earnings from continuing operations	687	818	763	544
Other (expense)/income, net	(16)	81	119	117
Interest and debt expense	(87)	(84)	(70)	(53)

Earnings before income taxes	584	815	812	608
Income tax (expense)/benefit	(70)	(244)	201	(144)

Net earnings from continuing operations	514	571	1,013	464
Cumulative effect of accounting change, net of tax	21			(4)
Net gain on disposal of discontinued operations, net of taxes		(5)	(2)

Net earnings	$535	$566	$1,011	$460

Research and development expense:
Commercial Airplanes	$291	$343	$287	$381
Integrated Defense Systems:
Precision Engagement and Mobility Systems	94	116	118	112
Network and Space Systems	78	96	84	77
Support Systems	18	21	21	20

Total Integrated Defense Systems	190	233	223	209
Other	11	15	11	11

Total research and development expense	$492	$591	$521	$601